Exhibit 99.2

Financial Information

EBITDA Overview (Unaudited) ($ in millions, unless noted otherwise)	October 2012	November 2012
Gaming Revenue	$9.0	$6.3
Non-Gaming Revenue	6.0	4.2

Gross Revenue	$15.0	$10.5
Promotional Allowances	(2.4)	(2.5)

Net Revenue	$12.6	$8.0
Operating Expenses	(25.7)	(18.3)

EBITDA	($13.1)	($10.3)

EBITDA Reconciliation (Unaudited) ($ in millions, unless noted otherwise)	October 2012	November 2012
Net Loss	($30.3)	($27.6)
Depreciation Expense	4.4	4.1
Interest Expense (Net)	12.8	13.2

EBITDA	($13.1)	($10.3)

Non-GAAP Measure – EBITDA

EBITDA is used by the management of Revel AC, Inc. (the “Company”) as a measure of operating performance. EBITDA is calculated as the net income (loss) attributable to the Company before interest, income taxes, depreciation and amortization. Management has presented EBITDA information as a supplemental disclosure to the reported US GAAP measures because it believes that this measure is commonly used as a measure of performance and a basis for the valuation of companies in the gaming and hospitality industry. Certain items excluded from EBITDA may be recurring in nature and should not be disregarded in the evaluation of the Company’s earnings performance. However, management believes that the exclusion of such items provides a meaningful analysis of current results and trends as these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. EBITDA should not be construed as an alternative to operating income or net income, as an indicator of the Company’s performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with US GAAP. Also, other companies in the gaming and hospitality industry that report EBITDA information may calculate EBITDA in a different manner.